As filed with the Securities and Exchange Commission on May 25, 2001
                                                    Registration No. 333-_______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                          AMYLIN PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                                      33-0266089
(State of Incorporation)                    (I.R.S. Employer Identification No.)

                                  ------------

                             9373 TOWNE CENTRE DRIVE
                           SAN DIEGO, CALIFORNIA 92121
                    (Address of principal executive offices)

                                  ------------

             AMYLIN PHARMACEUTICALS, INC. 2001 EQUITY INCENTIVE PLAN
         AMYLIN PHARMACEUTICALS, INC. 2001 EMPLOYEE STOCK PURCHASE PLAN
       AMYLIN PHARMACEUTICALS, INC. DIRECTORS' DEFERRED COMPENSATION PLAN
                            (Full title of the plans)

                               JOSEPH C. COOK, JR.
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                          AMYLIN PHARMACEUTICALS, INC.
                             9373 TOWNE CENTRE DRIVE
                           SAN DIEGO, CALIFORNIA 92121
                                 (858) 552-2200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  ------------

                                   Copies to:
                              THOMAS A. COLL, ESQ.
                               COOLEY GODWARD LLP
                        4365 EXECUTIVE DRIVE, SUITE 1100
                           SAN DIEGO, CALIFORNIA 92121
                                 (858)-550-6000

                                  ------------

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------

                                                   Proposed Maximum      Proposed Maximum
 Title of Securities                                   Offering             Aggregate             Amount of
  to be Registered     Amount to be Registered      Price per Share       Offering Price       Registration Fee
----------------------------------------------------------------------------------------------------------------
Stock Options and           969,870 shares           $7.38-$11.56          $9,623,484            $2,406
  Common Stock, par
  value $0.001 per
  share(1)
----------------------------------------------------------------------------------------------------------------
  Stock Options and       3,484,066 shares           $9.45                $32,924,424            $8,231
  Common Stock, par
    value $0.001 per
    share(2)
----------------------------------------------------------------------------------------------------------------
  Stock Options and       5,168,430 shares           $9.45                $48,841,664            $12,210
  Common Stock, par
    value $0.001 per
    share(3)
----------------------------------------------------------------------------------------------------------------
Total                     9,622,366 shares           $7.38-$11.56         $91,389,527            $22,847
----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the "Act"). Includes 969,870 shares issuable upon the exercise of options granted under the Registrant's 2001 Nonstatutory Stock Option Plan. The price per share and aggregate offering price are based upon the actual exercise price for shares subject to the options.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the the Act. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant's Common Stock on May 23, 2001, as reported on the Nasdaq National Market. Includes an initial 3,030,130 shares issuable pursuant to the Registrant's 2001 Equity Incentive Plan, 400,000 shares issuable pursuant to the Registrant's 2001 Employee Stock Purchase Plan and 53,936 shares issuable pursuant to the Registrant's Directors' Deferred Compensation Plan.

(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Act. The price per share and aggregate offering price are based upon the average of the high and low prices of the Company's Common Stock on May 23, 2001, as reported on the Nasdaq National Market. Includes up to an additional 5,168,430 shares that may be added to the shares reserved under the Company's 2001 Equity Incentive Plan to the extent that options granted and outstanding under the Company's 1991 Stock Option Plan expire or terminate following December 14, 2000.



                                       2.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov".

        The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

        (a) Our Annual Report on Form 10-K for the year ended December 31, 2000.

        (b) Our Notice of Annual Meeting and Proxy Statement for the 2001 Annual Meeting of Stockholders.

        (c) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

        (d) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the annual report referred to in (a) above.

        (e) The description of the Company's Common Stock which is contained in a registration statement on Form S-1 filed on November 27, 1991 (Registration No. 33-44195), including any amendment or report filed for the purpose of updating such description.

        All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Our Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware General Corporations Law ("DGCL") and (ii) require us to indemnify our directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' or officers' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived



                                       3.

an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, for improper transactions between the director and the Company and for improper loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

        We have entered into indemnity agreements with each of our directors and executive officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

        At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

        We have an insurance policy covering the officers and directors of the Company with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.



                                       4.

                                    EXHIBITS

EXHIBIT
NUMBER
    5.1      Opinion of Cooley Godward LLP.

   23.1      Consent of Ernst & Young LLP, independent auditors.

   23.2      Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement.

   24        Power of Attorney is contained on the signature pages.

   99.1      Amylin Pharmaceuticals, Inc. 2001 Equity Incentive Plan, as amended.

   99.2      Form of Stock Option Agreement used under the Amylin Pharmaceuticals, Inc. 2001 Equity Incentive
             Plan. (Incorporated by reference to Exhibit 10.43 to the Registrant's Annual Report on Form 10-K for
             the year ended December 31, 2000.)

   99.3      Amylin Pharmaceuticals, Inc. 2001 Employee Stock Purchase Plan and related offering document.

   99.4      Amylin Pharmaceuticals, Inc. Directors' Deferred Compensation Plan, as amended.

                                  UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.



                                       5.

        (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
        Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                       6.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on May 24, 2001.


                                        AMYLIN PHARMACEUTICALS, INC.


                                        By: /s/ MARK G. FOLETTA
                                           -------------------------------------
                                           Mark G. Foletta
                                           Vice President, Finance and
                                           Chief Financial Officer


                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph C. Cook, Jr. and Mark G. Foletta, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.



                                       7.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 SIGNATURE                                 TITLE                            DATE
        /s/ JOSEPH C. COOK, JR.                   Chairman of the Board and          May 24, 2001
------------------------------------              Chief Executive Officer
            Joseph C. Cook, Jr.                   (Principal Executive Officer)

       /s/ JAMES C. BLAIR, PH.D.                  Director                           May 24, 2001
------------------------------------
           James C. Blair, Ph.D.

          /s/ VAUGHN D. BRYSON                    Director                           May 24, 2001
------------------------------------
              Vaughn D. Bryson

                                                  Director
------------------------------------
              Ginger L. Graham

       /s/ HOWARD E. GREENE, JR.                  Director                           May 24, 2001
------------------------------------
           Howard E. Greene, Jr.

         /s/ VAUGHN M. KAILIAN                    Director                           May 24, 2001
------------------------------------
             Vaughn M. Kailian

        /s/ JAY S. SKYLER, M.D.                   Director                           May 24, 2001
------------------------------------
            Jay S. Skyler, M.D.

          /s/ MARK G. FOLETTA                     Vice President, Finance,           May 24, 2001
------------------------------------              Chief Financial Officer and
              Mark G. Foletta                     Secretary (Principal
                                                  Financial and Accounting
                                                  Officer)



                                       8.

                                  EXHIBIT INDEX

  EXHIBIT
  NUMBER                               DESCRIPTION
    5.1    Opinion of Cooley Godward LLP.

   23.1    Consent of Ernst & Young LLP, independent auditors.

   23.2    Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this
           Registration Statement.

   24      Power of Attorney is contained on the signature pages.

   99.1    Amylin Pharmaceuticals, Inc. 2001 Equity Incentive Plan, as amended.

   99.2    Form of Stock Option Agreement used under the Amylin
           Pharmaceuticals, Inc. 2001 Equity Incentive Plan. (Incorporated by reference to Exhibit 10.43 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.)

   99.3 Amylin Pharmaceuticals, Inc. 2001 Employee Stock Purchase Plan and related offering document.

   99.4 Amylin Pharmaceuticals, Inc. Directors' Deferred Compensation Plan, as amended.



                                       9.